Exhibit 10.61

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EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made by and between EVERTEC GROUP, LLC, a Puerto Rico limited liability company (together with its subsidiaries and affiliates, the “Company”), and Peter J. S. Smith (“Executive,” and collectively with the Company, the “Parties”) as of this 19th day of August, 2015 (the “Execution Date”) with an effective date of September 1, 2015 (the “Effective Date”).

WHEREAS, the Parties desire to enter into this employment agreement (this “Agreement”) pursuant to the terms, provisions and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.	Employment Period.

Subject to earlier termination in accordance with Section 3 of this Agreement, Executive shall continue to be employed by the Company until December 31, 2018 (the “Employment Period”) unless the parties mutually agree to extend the term at least 90 calendar days prior to the end of the Employment Period. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Company or any of its subsidiaries or affiliates.

2.	Terms of Employment.

(a) Position. During the Employment Period, Executive shall serve as Executive Vice President, Treasurer and Chief Financial Officer and will perform such duties and exercise such supervision with regard to the business of the Company as are associated with such position, including such duties as may be prescribed from time to time by the President and Chief Executive Officer of the Company (the “CEO”) and/or the Board of Directors of the Company (the “Board”). Executive shall report directly to the CEO and if requested by the CEO, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any affiliate or subsidiary thereof.

(b) Duties. During the Employment Period, Executive shall have such responsibilities, duties, and authority that are customary for his position, subject at all times to the control of the CEO, and shall perform such services as customarily are provided by an executive of a corporation with his position and such other services consistent with his position, as shall be assigned to him from time to time by the CEO. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled in accordance with Company policies, the Executive agrees to devote all of his business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder.

(c) Principal Work Location. Executive’s principal work and residence, subject to travel on Company business, shall be San Juan or Dorado, Puerto Rico.

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(d) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount not less than Three Hundred Fifty Thousand Dollars ($350,000), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be prorated for partial calendar years of employment and shall be subject to annual review as determined by the Board (or a committee designated by the Board), in its sole discretion.

(ii) Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) pursuant to the terms and conditions set forth in the EVERTEC Annual Performance Incentive Guidelines in effect on the date eligibility for a bonus is determined, which Bonus shall be prorated for partial calendar years and which shall be payable on or about March 15 of each year.

(iii) Long-Term Incentive Compensation.

(a) Within ten (10) business days of the Effective Date, the Company will grant Executive restricted stock units (the “RSUs”) of EVERTEC, Inc. (“EVERTEC”) common stock under the EVERTEC, Inc. 2013 Equity Incentive Plan with a value equal to Five Hundred Thousand Dollars ($500,000) on the date of grant, the number of which RSUs as determined by dividing Five Hundred Thousand Dollars ($500,000) by the fair market value of EVERTEC’s common stock, using the market price of EVERTEC’s common stock at the close of business on the grant date. The RSUs shall become vested on the third anniversary of the grant date, subject to Executive’s continuous employment with the Company throughout the three-year vesting period (i.e., a three-year cliff vesting period).

(b) It is anticipated that Executive will participate in the EVERTEC 2016 Long Term Incentive Plan and will receive an RSU grant equal to 175% of Executive’s Annual Base Salary on or about February 15, 2016 (the “2016 LTIP Grant”). The 2016 LTIP Grant is contingent upon the adoption by the Compensation Committee of the Board (the “Compensation Committee”) of a 2016 Long Term Incentive Plan. To the extent that the 2016 LTIP Grant is made to Executive, the RSUs which are the subject of the grant will likely vest based on the achievement of quantitative performance goals for EVERTEC established by the Compensation Committee, as well as annual time-based vesting.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in all employee benefit plans, practices, policies and programs, including any health and dental insurance, vacation pay, and life insurance for a face amount of no less than $1,000,000 and short-term ($1,000 per week) and long-term (60% of base salary, subject to a cap of $10,000 a month) disability insurance benefits provided by the Company to other executives of the Company (except severance plans, policies, practices, or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time. During the Employment Period, Executive shall also be provided with an automobile plus related insurance in accordance with Company policy. Finally, Executive shall be eligible to four (4) weeks paid vacation each calendar year in addition to the Company’s standard holidays.

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(v) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of his duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

(vi) Relocation/Reimbursement of Commission. The Company will reimburse Executive for reasonable costs and expenses incurred in connection with his relocation to Puerto Rico, including (A) reasonable travel in connection with finding a residence in Puerto Rico, (B) reasonable incidental costs and expenses, and (C) any real estate commission related to the sale of Executive’s home located in Jacksonville, Florida, upon substantiation and documentation of such costs and expenses subject to a maximum amount of Fifty Thousand Dollars ($50,000). The reimbursement of the relocation and commission costs and expenses referred to in this clause (vi) shall be paid to Executive within sixty (60) calendar days after the Effective Date.

(vii) Temporary Housing. The Company will reimburse Executive for three (3) months of temporary housing and related utilities in connection with Executive’s relocation to Puerto Rico, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate and the provision by Executive to the Company of substantiation and documentation of such costs and expenses. The reimbursement of the temporary housing costs and related utilities referred to in this clause (vii) shall be paid to Executive within sixty (60) calendar days after the Effective Date.

3.	Termination of Employment.

(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a “Disability” (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(g) and 9(g) of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means Executive’s inability to perform his essential duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12) month period.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause. For purposes of this Agreement “Cause” shall mean Executive’s (i) commission of a felony or a crime of moral turpitude; (ii) engaging in conduct that constitutes fraud, bribery or embezzlement; (iii) engaging in conduct that constitutes gross negligence or willful misconduct that results or could reasonably be expected to result in harm to the Company’s business or reputation; (iv) breach of any material terms of Executive’s employment, including this Agreement, which results or could reasonably be expected to result in harm to the Company’s business or reputation; (v) continued willful failure to substantially perform duties as Chief Financial Officer and Treasurer of the Company; or (vi) failure to maintain his primary residence in Puerto Rico.

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(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason upon thirty (30) calendar days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (i) any material failure of the Company to fulfill its obligations under this Agreement; (ii) a material and adverse change to, or a material reduction of, Executive’s duties and responsibilities to the Company; (iii) a material reduction in Executive’s then current Annual Base Salary and Bonus (not including any diminution related to a broader compensation reduction that is not limited to Executive specifically and that is not more than 10% in the aggregate); or (iv) the failure of any successor (whether by sale, reorganization, consolidation, merger or other corporate transaction) to assume this Agreement, whether in writing or by operation of law; provided, that any such event shall not constitute Good Reason unless and until Executive shall have provided the Company with notice thereof no later than 30 calendar days following Executive’s knowledge of the occurrence of such event and the Company shall have failed to remedy such event within thirty (30) calendar days of receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon 30 calendar days’ prior written notice.

(f) Termination as a Result of Expiration of the Employment Period. Unless otherwise agreed between the Parties, Executive’s employment shall automatically terminate upon expiration of the Employment Period.

(g) Notice of Termination. Any termination by the Company for Cause or without Cause, or by Executive for Good Reason or without Good Reason, shall be communicated by notice of termination to the other party hereto given in accordance with Section 9(g) herein specifying the Date of Termination (as defined below) (a “Notice of Termination”). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(h) “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided such Date of Termination is in accordance with Section 3(d) or Section 3(e)) or any later date specified therein pursuant to Section 3(g), as the case may be; (ii) if Executive’s employment is terminated by reason of death, the date of death; and (iii) the expiration of the Employment Period, and the termination of Executive’s employment upon the date of such expiration.

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4.	Obligations of the Company upon Termination.

(a) With Good Reason; Without Cause. If during the Employment Period the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then the Company will provide Executive with the following payments and/or benefits:

(i) The Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination; (B) the Bonus earned for any fiscal year ended prior to the year in which the Date of Termination occurs, provided that Executive was employed on the last day of such fiscal year; (C) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(d)(v) hereof; and (D) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(D), the “Accrued Obligations”); and

(ii) Subject to Section 4(e) below, after the Date of Termination, the Company will pay Executive severance in an amount equal to the greater of (a) two (2) times Executive’s Annual Base Salary (provided that such Date of Termination is on or before September 1, 2018; if such Date of Termination is after September 1, 2018, Executive shall be entitled to one (1) times his Annual Base Salary) and (b) amounts due under applicable laws (the “Severance Payment”). The Severance Payment shall be made in a lump sum on the date that is sixty (60) calendar days following the Date of Termination, subject to the terms and conditions in Section 4(e) below.

(b) Death or Disability. If Executive’s employment shall be terminated by reason of the Executive’s death or Disability, then the Company will provide Executive with the Accrued Obligations. Thereafter, the Company shall have no further obligation to Executive, his estate, his beneficiaries or his legal representatives.

(c) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations.

(d) Expiration of the Employment Period. Subject to Section 4(e) below, if Executive’s employment shall be terminated by reason of the expiration of the Employment Period (and not for Cause), then the Company will provide Executive with the Accrued Obligations and will pay Executive an amount equal to the Severance Payment (the “Expiration Payment”). The Expiration Payment shall be made in a lump sum on the date that is sixty (60) calendar days following the expiration of the Employment Period.

(e) After the payments specified in Sections 4(a)(ii) and 4(d), the Company shall have no further obligation to Executive or his legal representatives.

(f) Separation Agreement and General Release. The Company’s obligation to make the Severance Payment is conditioned on Executive’s or his legal representative’s executing a

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separation agreement and general release of claims (a “Release”) related to or arising from Executive’s employment with the Company or the termination of employment, against the Company, including, for the avoidance of doubt, any subsidiary or affiliate thereof (and their respective officers and directors), in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five (5) calendar days following the Date of Termination; provided, however, that if Executive should fail to execute (or revokes) such Release within forty-five (45) calendar days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment. If Executive executes the Release within such 45-calendar day period and does not revoke the Release within seven (7) calendar days following the execution of the Release, the Severance Payment will be made in accordance with Section 4(a)(ii).

5.	Restrictive Covenants.

(a) In consideration of Executive’s employment and receipt of payments hereunder, including, without limitation, the grant of any form of long-term compensation described in Section 2(d) herein, during the period commencing on the Effective Date and ending twelve (12) months after the Date of Termination, Executive shall not directly, or indirectly through another person, (i) directly or indirectly induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries to leave the employ or services of the Company or any of its affiliates or subsidiaries, or in any way interfere with the relationship between the Company or any of its affiliates or subsidiaries and any employee, representative, agent or consultant thereof; or (ii) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates or subsidiaries at any time during the twelve-month period immediately prior to the date on which such hiring would take place.

(b) Non-Competition. Executive hereby acknowledges that he is familiar with the Confidential Information (as defined below) of the Company and its affiliates and subsidiaries. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person directly or indirectly competing with the Company or any of its affiliates or subsidiaries or engaged in a “Similar Business” (as defined below) and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that the following are reasonable restrictions:

(i) Similar Business: During the Employment Period, and for a term of twelve (12) months immediately after the termination of such relationship (voluntarily or involuntarily), Executive shall not, directly or indirectly, engage in Similar Business services or activities within Puerto Rico or any other market the Company is engaged in business; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such persons has any active participation in the business of such corporation.

(ii) Clients: For a period of twelve (12) months after the termination the Executive’s employment relationship with the Company (voluntarily or involuntarily), Executive shall not, directly or indirectly, solicit or provide, without the written consent of the Company, any service for any Client, such as those Similar Business services or activities provided by Executive during his employment relationship.

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For purposes of this Section 5(b), the following terms shall have the following meanings:

“Similar Business” shall mean the same or substantially the same business activity or activities performed or engaged by Executive for, or on behalf, of the Company or any of its subsidiaries or affiliates.

“Clients” shall mean any person or entity that was a client or customer of the Company at the time of termination of Executive’s employment relationship with the Company or for whom Executive provided any services on behalf of the Company or any of its affiliates or subsidiaries at any time during the twelve (12) months prior to such termination and which still maintains a business relationship with the Company as of the Date of Termination.

Executive warrants and represents that the nature and extent of this non-competition clause has been fully explained to Executive by the Company, and that Executive’s decision to accept the same is made voluntarily, knowingly, intelligently and free from any undue pressure or coercion and after consultation with an attorney. Executive further warrants and represents that he has agreed to this non-competition clause in exchange for compensation, benefits and protections Executive is receiving under this Agreement.

(c) Non-Disclosure; Non-Use of Confidential Information. Executive shall not disclose or use at any time, either during his employment with the Company or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company. Executive will take all appropriate steps to safeguard all Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of his employment with the Company, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof, whether in written or electronic form) relating to the Confidential Information or the “Work Product” (as defined in Section 5(e)(ii)) of the business of the Company that Executive may then possess or have under his control.

(d) Proprietary Rights. Executive recognizes that the Company possesses a proprietary interest in all Confidential Information and Work Product and has the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or his agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment with the Company, or involving the use of the time, materials or other resources of the Company, shall be promptly

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disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company concerning (A) the business or affairs of the Company; (B) products or services; (C) fees, costs and pricing structures; (D) designs; (E) analyses; (F) drawings, photographs and reports; (G) computer software, including operating systems, applications and program listings; (H) flow charts, manuals and documentation; (I) databases; (J) accounting and business methods; (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (L) customers and clients and customer or client lists; (M) other copyrightable works; (N) all production methods, processes, technology and trade secrets; and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure or any third party’s unauthorized disclosure resulting from any direct or indirect influence by Executive) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

6.	Non-Disparagement.

During the Employment Period and at all times thereafter, neither Executive nor his agents or representatives, on the one hand, nor the Company itself, or its executives or boards of directors or managers, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents or representatives, the Company or any of the Company’s officers, directors or employees. The foregoing shall not be

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violated by truthful responses to (a) legal processes or governmental inquiries or (b) by private statements to the Company or any of Company’s officers, directors or employees; provided, however, that in the case of Executive, with respect to clause (b), such statements are made in the course of carrying out his duties pursuant to this Agreement.

7.	Confidentiality of Agreement.

The Parties agree that the consideration furnished under or otherwise referenced in this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement and any other collateral agreement referred to herein are private and confidential. Except as may be required by applicable law, regulation, or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

8.	Executive’s Representations, Warranties and Covenants.

(a) Executive hereby represents and warrants to the Company that:

(i) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive voluntarily, knowingly, intelligently and free from any undue pressure or coercion;

(ii) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(iii) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, non-solicitation agreement, fee-for-services agreement, confidentiality agreement or similar agreement with any other person;

(iv) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable against him in accordance with its terms;

(v) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance;

(vi) Executive has had ample opportunity to consult with an attorney prior to entering into this Agreement; and

(vi) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

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(b) The Company hereby represents and warrants to Executive that:

(i) the Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by the Company;

(ii) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(iii) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

9.	General Provisions.

(a) Severability. It is the desire and intent of the Parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Upon a determination that any term or provision is invalid, illegal, or incapable of being enforced, the Parties agree that a reviewing court (or arbitration panel) shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and effect the original intent of the Parties to the fullest extent permitted by applicable law.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way (excluding any type of long-term compensation described in Section 2(d) herein the terms and conditions of which are or will be embodied in other agreements).

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by sale, reorganization, consolidation, merger, or other corporate transaction) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined (which, for the

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avoidance of doubt, shall include any subsidiary or affiliate thereof) and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PUERTO RICO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE COMMONWEALTH OF PUERTO RICO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF PUERTO RICO TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE COMMONWEALTH OF PUERTO RICO WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Section 5 of this Agreement (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in San Juan, Puerto Rico (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its or his litigation costs and expenses (including, without limitation, legal counsel fees and expenses); provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorneys’ fees and costs. Upon the request of either of the Parties, at any time prior to the beginning of the arbitration hearing the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs. In any arbitration, neither of the Parties will be entitled to present, maintain or participate in a class, collective or representative complaint, and the arbitrator will have no authority over any of said claims or actions. This covenant to arbitrate shall not govern claims regarding workers’ compensation under the State Insurance Fund, state insurance for temporary disability or unemployment insurance benefits.

(ii) Remedies. The arbitrator shall have authority to grant remedies under this Agreement and/or remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

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(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) in an envelope marked “confidential” to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five (5) calendar days after deposit in the U.S. mail and one (1) calendar day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

EVERTEC GROUP, LLC

GENERAL COUNSEL AND HUMAN RESOURCES SENIOR VICE PRESIDENT

Carr #176, Km 1.3

Cupey Bajo, Rio Piedras Puerto Rico 00926

P.O. Box 364527

San Juan, Puerto Rico 00936-4527

Telephone: (787) 759-9999

with a copy (which shall not constitute notice) to:

Lic. Reynaldo Quintana

Baerga & Quintana

416 Ponce de Leon Ave.

Union Plaza Suite 810

San Juan, Puerto Rico 00918

Tel. 787.753.7455

Fax. 787.756.5796

If to Executive, to:

Executive’s home address most recently on file with the Company.

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(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Section 409A of the Code. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last calendar day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any

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payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one calendar day after Executive’s termination of employment for any reason other than death; and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Execution Date first written above.

EVERTEC GROUP, LLC

Name:	Morgan M. Schuessler, Jr.
Title:	President & Chief Executive Officer

EXECUTIVE

Name:	Peter J. S. Smith
Title:	Executive Vice President, Treasurer and Chief Financial Officer